RESCISSION AGREEMENT

This Rescission Agreement ("Agreement") is made and entered into as of the 16th day of August, 2010, by and among LED Power, Inc. ("LPI"), Trussnet Capital Partners (HK) Ltd. ("TCP"), Trussnet Capital Partners (Cayman) Ltd. (“Trussnet Cayman”) and Coach Capital, LLC (“Coach”).  LPI, Coach, TCP and Trussnet Cayman are each individually referred to in this Agreement as a “Party” and collectively referred to in this Agreement as the “Parties.”

RECITALS

A.  LPI and TCP allegedly entered into that certain Assignment and Assumption Agreement dated the 12th day of January, 2009 ("Assignment Agreement"), a copy of which is attached to this Agreement as Exhibit A and by this reference made a part of this Agreement;

B.  The Parties desire to have the Assignment Agreement rescinded and to revoke the terms and conditions set forth in the Assignment Agreement, and transfer and return to their prior respective owners all assets and property that allegedly was or may have been transferred pursuant to the terms of the Assignment Agreement;

C.  The Parties entered into an oral agreement pursuant to which Trussnet Cayman was: (i) to be paid $10 million dollars (USD) by LPI; and (ii) receive fifty-one percent (51%) of the issued and outstanding shares of LPI (“LPI Controlling Shares”).  Pursuant to the terms of an oral agreement, LPI was to receive, among other things, the benefits of the Assignment Agreement (“Oral and Written Agreements”).  Those benefits included, among other things, any ownership claim, right, title and interest in and to the Exclusive License Agreement allegedly attached to the Assignment Agreement as Exhibit B (“License Agreement”) that was allegedly assigned to and assumed by LPI, as consideration for the issuance of the LPI Shares (defined below) pursuant to the terms of the Assignment Agreement;

D.  The Parties acknowledge that: (i) Coach provided a payment of $350,000 of the $10 million (“Coach Payment”) to Trussnet Cayman; (ii) Trussnet Cayman allegedly never received the LPI Controlling Shares; and (iii) LPI allegedly never received a fully executed Exclusive License Agreement that was allegedly attached to the Assignment Agreement as Exhibit B;

E . Each of TCP and Trussnet Cayman agree that, as part of the consideration for the execution of this Agreement, they are willing relinquish and forever waive any ownership claim or right to the 22,500,000 pre-split shares of common stock of LPI (“LPI Shares”) allegedly issued to Trussnet Cayman, as designee of TCP, pursuant to the terms of the Assignment Agreement.  Neither TCP nor Trussnet Cayman have allegedly ever received a stock certificate representing the LPI Shares, but are nevertheless willing to agree to execute any additional documents necessary to evidence their relinquishment of any ownership claim or right to the LPI Shares; and

F.  TCP and Trussnet Cayman are willing to return the Coach Payment in the form of unrestricted Series A common stock of China Tel Group, Inc. (“ChinaTel Shares”) which LPI and Coach are willing to accept on the terms and conditions set forth below relating to the repayment of the Coach Payment.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by and between the Parties as follows:

AGREEMENT

1. Rescission.  The Parties to this Agreement hereby individually and jointly agree that, in accordance with the terms of this Agreement, the Oral and Written Agreements shall be rescinded and that all terms, conditions, covenants, representations and warranties contained in the Oral and Written Agreements shall terminate and be deemed null and void and of no further effect whatsoever effective upon:  (i) receipt by Coach of: the Coach Payment; and (ii) execution by TCP and Trussnet Cayman of whatever documents are necessary to evidence their respective relinquishment and waiver of any ownership claim or right to the LPI Shares (“Closing”).  Such documents shall be provided to TCP and Trussnet Cayman by LPI and Coach within ten (10) business days after the execution of this Agreement by the Parties (“Execution Date”); failure by LPI and Coach to do so shall be deemed a waiver of this condition by LPI and Coach, at which time the “Closing” shall occur when the Coach Payments has been received by Coach.

2. Assignment Agreement and License Agreement.  The Parties to this Agreement hereby agree that any and all licenses, intellectual property, assets, property of any kind, securities or items of value that may have been allegedly assigned or transferred pursuant to the terms of the Oral and Written Agreements and the License Agreement (collectively, “Subject Agreements”) are to be, upon the Closing, transferred, assigned and reconveyed to the respective Parties to the Subject Agreements that allegedly assigned and/or transferred such items under the terms of the Subject Agreements, and that each Party shall be returned to its same position as immediately prior the Oral Agreement and execution of the Subject Agreements.

3. Repayment of the Coach Payment. TCP agrees to convey to Coach a sufficient number of ChinaTel Shares equal to the amount of the Coach Payment, calculated at a price per share equal to the volume-weighted average of the closing price of the ChinaTel Shares on the Over The Counter Bulletin Board quotation system for the ten (10) day period preceding the Execution Date.  TCP shall deliver a stock certificate representing the ChinaTel Shares to LPI’s legal counsel, Greenberg Traurig LLP (Attn: Mark Lee), 1201 K Street, Suite 1100, Sacramento California 95814 as soon as reasonably possible following receipt by TCP of the ChinaTel Shares from the stock transfer agent of China Tel Group, Inc. , but in no event later than ten (10) business days subsequent to the Execution Date.

4. Representations of Trussnet Cayman and TCP.  TCP and Trussnet Cayman represent and warrant that, based upon the records shown to them by Holladay Stock Transfer, Inc., Trussnet Cayman reportedly owns all right, title and interest in the LPI Shares, provided, however, at no time prior to the date of this Agreement did either TCP or Trussnet Cayman receive a stock certificate representing the LPI Shares.  They also represent and warrant that, to the best of their knowledge, the LPI Shares are free and clear of any liens, encumbrances, claims or judgments of any kind whatsoever, that they never placed any liens, encumbrances, claims or judgments of any kind whatsoever on the LPI Shares, and that they have all necessary power and authority to enter into and execute this Agreement and sign whatever document is required to relinquish any ownership claim or right to the LPI Shares.

5. Representations of LPI and Coach.  LPI and Coach represent and warrant that, to the best of their knowledge, there are no liens, encumbrances, claims or judgments of any kind whatsoever on or against the Subject Agreements and that they never placed any liens, encumbrances, claims or judgments of any kind whatsoever on the Subject Agreements.  LPI and Coach also represent and warrant that they have not transferred any right, title and interest in and to any of the Subject Agreements, and that they has all necessary power and authority to enter into and execute this Agreement, rescind the Subject Agreements and otherwise consummate the transactions contemplated by this Agreement.

6. Releases.  LPI and Coach, and their respective officers, directors, agents, representatives, and employees hereby release, acquit, and discharge TCP and Trussnet Cayman, and each of their respective officers, directors, agents, representatives, attorneys and employees, of and from any and all actual or potential liabilities, demands, causes of action, costs, expenses, attorney fees, damages, indemnities and obligations of every kind and nature, at law, in equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, including, without limitation, any and all actual and potential liabilities which the Parties now have or ever had against each other from the beginning of time to the date of this Agreement, arising out of or in any way related to the Subject  Agreements, the LPI Shares, the LPI Controlling Shares and the underlying facts and circumstances asserted in this Agreement (collectively, “Claims”); provided, however, that, any obligations created by or set forth in this Agreement shall not be released.

LPI and Coach, and each of them, represent, warrant and agree that they have been fully advised by their respective attorneys regarding the contents of Section 1542 of the Civil Code of California (“Section 1542”).  Section 1542 reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

LPI and Coach expressly waive and relinquish all rights and benefits under Section 1542 and any similar statutory or common law principal of similar effect in each and every jurisdiction with respect to the Claims released pursuant to this Agreement.

7. Indemnification.

           7.1 By LPI and Coach.  LPI and Coach shall, jointly and severally, indemnify and hold TCP and Trussnet Cayman, and their respective officers, directors,  agents, representatives, attorneys and employees harmless from and against any and all claims, demands, causes of action, losses, costs (including, without limitation, court costs and reasonable attorneys' fees), liabilities or damages of any kind or nature whatsoever that TCP or Trussnet Cayman may sustain by reason of the material breach by LPI and/or Coach or non-fulfillment (whether by action or inaction), at any time, of any representation, covenant or obligation under this Agreement and any and all business or other activities conducted by LPI and Coach from the beginning of time.

           7.2 By TCP and Trussnet Cayman.  TCP and Trussnet Cayman shall, jointly and severally, indemnify and hold LPI and Coach, and their respective officers, directors, agents, representatives, attorneys and employees harmless from and against any and all claims, demands, causes of action, losses, costs (including, without limitation, court costs and reasonable attorneys' fees), liabilities or damages of any kind or nature whatsoever that LPI and/or Coach may sustain by reason of the material breach by TCP and/or Trussnet Cayman or non-fulfillment (whether by action or inaction), at any time, of any of their representations, covenants or obligations under this Agreement

8. Confidentiality and No Communications with Identified Third Parties.  The Parties, and each of them, agree that the terms and conditions of this Agreement are confidential.  No Party to this Agreement shall make any public or private statement about or disclosure of the terms and conditions of this Agreement, unless: (i) required in or by filings made with the United States Securities and Exchange Commission, by law, judicial order, or any listing agreement with a national securities exchange or over-the-counter trading system to which any of the Parties is a party thereto; (ii) expressly authorized to do so by the other Party, whose authorization shall not be unreasonably withheld; or (iii) necessary to the performance of professional services by that Party's attorneys or accountants.  In addition, neither LPI nor Coach, and their respective officers, directors, agents, representatives, attorneys and employees, shall henceforth never have any further communications of any kind or nature, whether written or oral, with: (i) Jumbo Power Technology Ltd.; and (ii) Liao, Pheng-Piao, and their respective officers, directors, agents, representatives, attorneys and employees.

9. Assignment.  LPI and Coach, and each of them, warrant and represent that there has not been, and there will not be, any assignment or transfer of any interest in any of the Claims released pursuant to this Agreement, and LPI and Coach, and each of them, agree to indemnify and hold TCP and Trussnet Cayman harmless from any liability, claims, demands, damages, costs, expenses, and attorney fees by either of them as a result of any person asserting such assignment or transfer of any rights or claims released pursuant to this Agreement.  This Agreement shall bind the heirs, personal representatives, successors and assigns of each of the Parties and shall inure to the benefit of each of the Parties, their agents, directors, officers, employees, attorneys, successors, and assigns.

10. Expenses.  Each Party shall bear its costs, expenses, and attorney fees, whether taxable or otherwise incurred in, or arising out of, or in any way related to the matters released, including, without limitation, costs, expenses, attorney fees and taxes incurred in, or arising out of, or related to, the subject matter of this Agreement.

11. Governing Law and Jurisdiction.  This Agreement shall be governed by the laws of the State of California, without regard to its conflict of law principles.  Any action to enforce the provisions of this Agreement shall be brought within the State of California in the Federal District Court in San Diego County or the California Superior Court of the County of San Diego.

12. Miscellaneous.

12.1 No Drafting Inferences.  This Agreement shall be construed without regard to the Party or Parties responsible for its preparation and shall be deemed to have been prepared jointly by the Parties.

12.2 Headings.  All headings in this Agreement are included solely for convenient reference and shall not affect its interpretation.

12.3 Severability.  If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable as drafted, that provision shall be construed in a manner designed to effectuate its purpose to the greatest extent possible under applicable law, and the enforceability of other provisions shall not be affected.

12.4 Entire Agreement; Amendments.  This Agreement supersedes any prior and contemporaneous agreements, whether oral or written, between the Parties relating to the subject matter of this Agreement, and any other written or oral agreement relating to the subject matter of this Agreement are expressly canceled.  Any amendment to this Agreement shall be effective only by a writing signed by the Parties.

12.5 No Waivers.  The waiver of one breach or default or any delay in exercising any rights will not constitute a waiver of any subsequent breach or default.  No consent, waiver, or excuse by any Party, express or implied, unless in writing, shall constitute a subsequent consent, waiver or excuse.

12.6 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same Agreement,

12.7 Attorney’s Fees.  Should any Party hereto bring an action or proceeding for the purpose of enforcing this Agreement, then, in such an event, the prevailing Party shall be entitled to be reimbursed by the losing Party for all reasonable costs and expenses incurred as a result thereof, including, but not limited to, reasonable attorney fees.

BY SIGNING BELOW, I REPRESENT THAT I HAVE AUTHORITY TO EXECUTE THIS AGREEMENT ON BEHALF OF THE PARTY INDICATED ABOVE MY NAME, AND I REPRESENT THAT I HAVE READ, UNDERSTAND AND AGREE TO ALL OF THE TERMS SET FORTH IN THIS AGREEMENT.

Trussnet Capital Partners (HK) Ltd.		LED Power, Inc.

By:	/s/ Colin Tay	By:	/s/ John J. Lennon
	Colin Tay, Director		John J. Lennon, President

Trussnet Capital Partners (Cayman) Ltd.		Coach Capital, LLC

By:	/s/ Colin Tay	By:	/s/ Richard Smith
	Colin Tay, Director		Richard Smith, Director